Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT
This License Agreement (the “Agreement”) is made and entered into effective as of March 15, 2016 (the “Effective Date”), by and between Augusta University Research Institute, Inc., a non-profit Georgia corporation having a place of business at 1120 15th Street, Augusta, GA 30912 (“AURI”) and NewLink Genetics Corporation, a Delaware corporation having a place of business at 2503 South Loop Drive, Ames, Iowa 50010 (“NewLink”). NewLink and AURI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
Whereas, AURI has developed and invented certain technology and intellectual property rights relating to treating cancer by inhibiting the PTEN target and is the owner of all rights in such technology and intellectual property;
Whereas, NewLink is a biopharmaceutical company focused on discovering, developing and commercializing novel immunotherapeutic products to improve treatment options for patients with cancer;
Whereas, NewLink and AURI are parties to a certain research services agreement of even date herewith pursuant to which AURI may perform specified research (the “Research Services Agreement”); and
Whereas, AURI desires to grant NewLink an exclusive license, and NewLink desires to receive from AURI an exclusive license, to the aforementioned technology and intellectual property rights owned by AURI and to technology and intellectual property rights that will be generated under the Research Services Agreement, on the terms and conditions set forth in this Agreement.
Now Therefore, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:
ARTICLE 1

Definitions
As used herein, the following terms shall have the following meanings:
1.1    “Affiliate” means, with respect to NewLink, any company or entity controlled by, controlling, or under common control with NewLink. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2    “AURI Indemnitees” has the meaning set forth in Section 9.1.
1.3    “Background Know-How” means all confidential Information and Materials that (a) was disclosed by AURI to NewLink pursuant to the CDA including draft patent applications and draft publications, (b) was described in Sharma et al., “The PTEN pathway in Tregs is a critical driver of the suppressive tumor

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

microenvironment” in Science Advances  06 Nov 2015: Vol. 1, no. 10, e1500845 (the “Science Advances Paper”), (c) is owned or controlled by AURI as of the Effective Date and related to the identification, research, development, manufacture or commercialization of small molecule compounds that bind to and inhibit the activity of PTEN, or (d) was created by AURI independent of the Research Services Agreement and is used by AURI in the performance of experiments or other work under the Research Services Agreement; provided, however, that Background Know-How shall not include the Test Results or any Information or Materials that are available from another source (unless, with respect to Materials, NewLink opts to obtain such Materials from AURI). For clarity, except for defining a PTEN Inhibitor Product, once any Information within the Background Know-How is published or otherwise made publicly available, such Information shall no longer be Background Know-How. For defining a PTEN Inhibitor Product, Background Know-How means the Background Know-How in effect at the time the PTEN Inhibitor was first screened, developed or identified.

1.4    “CDA” shall have the meaning set forth in Section 7.1.

1.5    “Combination Product” means a product in which one or more active ingredients that are not Royalty Bearing Products are sold in combination with, in addition to, or in a bundle with, a Royalty Bearing Product.

1.6    “Commercially Reasonable Efforts” means those efforts that are consistent with the efforts and resources normally used by a biotechnology company of similar size to NewLink in the exercise of its reasonable business discretion relating to the research and development of a potential product or the commercialization of a product, in each case owned by it or to which it has exclusive rights, with similar product characteristics, similar market potential, and at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position, profitability (including pricing and reimbursement) and other relevant factors.

1.7    “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.8    “EU” means the countries of the European Economic Area, as it is constituted on the Effective Date and as it may be modified from time to time after the Effective Date.

1.9    “Field” means the diagnosis, treatment, amelioration, prevention or control of cancer in humans.

1.10    “First Commercial Sale” means, with respect to any Royalty Bearing Product in any country, the first sale for end use or consumption of such Royalty Bearing Product in such country after Regulatory Approval has been granted in such country.

1.11    “Foreground Know-How” means all confidential Information and Materials that are created by AURI (solely or jointly) pursuant to the Research Services Agreement; provided, however, that Foreground Know-How shall not include the Test Results or any Information or Materials that are available from another source (unless, with respect to Materials, NewLink opts to obtain such Materials from AURI). For clarity, except for defining a PTEN Inhibitor Product, once any Information or Materials within the Foreground Know-How is published or otherwise made publicly available, such Information shall no longer be Foreground Know-How. For defining a PTEN Inhibitor Product, Foreground Know-How means the Foreground Know-How in effect at the time the PTEN Inhibitor was first screened, developed or identified. The Parties shall

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

use diligent efforts to update Exhibit A to include all Foreground Know-How, provided, however that inclusion in Exhibit A is not required for confidential Information to be Foreground Know-How as long as such Information satisfies the definition set forth in the first sentence of this Section 1.11. To such end, Exhibit A shall be updated by incorporation by reference (a) at the time that the design of a proposed experiment under the Research Services Agreement is reduced to writing and signed by both Parties, and (b) at the time of provision of any reports pursuant to the Research Services Agreement, to include all confidential Information (other than Test Results) contemplated to be generated by AURI pursuant to the Research Services Agreement at the time of such experimental design or identified in such report as having been generated by AURI pursuant to the Research Services Agreement.

1.12    “Generic Product” means, on a country-by-country and Royalty Bearing Product-by-Royalty Bearing Product basis, any product sold by a Third Party for used in the Field, other than pursuant to a license or sublicense from NewLink, its Affiliates or its Sublicensees, that contains, as an active ingredient, an agent that is the same or substantially the same as an agent in the Royalty Bearing Product.

1.13    “IND” means an investigational new drug application filed with the U.S. Food and Drug Administration for authorization to commence clinical studies.

1.14    “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.15    “Licensed Know-How” means all Background Know-How and Foreground Know-How.

1.16    “Licensed Patents” means (a) (i) the patent application listed in Exhibit B, together with all inventions disclosed or claimed therein or covered thereby, (ii) all substitutions, divisions, continuations, continuations-in-part and requests for continued examination of the foregoing, (iii) all patents arising from or claiming priority to any of the foregoing, (iv) all reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, and (v) all foreign equivalents of any of the foregoing; and (b) all patents and patent applications filed after the Effective Date that disclose or claim inventions made by AURI (solely or jointly) pursuant to the Research Services Agreement.

1.17    “Licensed Product” means a product, the manufacture, use or sale of which is covered by a Valid Claim in a Licensed Patent.

1.18    “Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.19    “Major Market” means the U.S., France, Germany, Italy, Spain, the United Kingdom, and Japan.

1.20    “Material” means any biological or chemical material including cell lines, genetically modified non-human organisms, tissue samples, bodily fluid samples, antibodies, proteins, peptides, nucleic acids, vectors, probes, primers, phage and compounds.

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.21    “Net Sales” means the gross amounts actually received by NewLink, its Affiliates or its Sublicensees for the sale of Royalty Bearing Products for use in the Field to Third Parties that are not licensees or sublicensees of the selling party (unless such licensee or sublicensee is the end user of such Royalty Bearing Product), less the following amounts: transportation charges, commissions, rebates, retroactive price reductions, discounts, credits, allowances (including, without limitation, charge backs from wholesalers), adjustments, insurance, and sales, VAT, use and other taxes based on sales prices, but not including taxes assessed on income derived from such sales. For the purpose of determining royalties due to AURI, NewLink shall calculate Net Sales of Combination Products by multiplying Net Sales of such Combination Product by a fraction A/A+B, where A is the sale price of the Royalty Bearing Product portion of such Combination Product when sold separately and B is the sale price of the other active ingredient(s) in such Combination Product when sold separately; provided, however, that if the other active ingredients in such Combination Product that are not the Royalty Bearing Product are not then sold separately, then NewLink shall calculate Net Sales of such Combination Products by the fraction A/C where A is the sale price of the Royalty Bearing Product when sold separately and C is the sale price of the Combination Product; and further provided that if the Royalty Bearing Product portion of such Combination Product is not then sold separately, then NewLink shall calculate Net Sales of such Combination Products by the fraction C/C+D, where C is NewLink’s reasonable estimate of the fair market value of the Royalty Bearing Product portion of such Combination Product and D is NewLink’s reasonable estimate of the fair market value of the other active ingredients in such Combination Product.

1.22    “Phase 2 Clinical Trial” means any human clinical trial that is conducted primarily to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular indication or indications and that would satisfy the requirements of 21 CFR § 312.21(b). For purposes of this Agreement, “initiation of a Phase 2 Clinical Trial” for a Royalty Bearing Product means the first dosing of a human in the Phase 2 Clinical Trial involving administration of such Royalty Bearing Product.

1.23    “Phase 3 Clinical Trial” means a human clinical trial on a sufficient number of subjects that is designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Regulatory Approval of such drug, in each case as described in 21 C.F.R. § 312.12(c). For purposes of this Agreement, “initiation of a Phase 3 Clinical Trial” for a Royalty Bearing Product means the first dosing of a human in the Phase 3 Clinical Trial involving administration of such Royalty Bearing Product.

1.24    “PTEN” means the human phosphatidylinositol 3,4,5-trisphosphate 3-phosphatase and dual-specificity protein phosphatase expressed by the human phosphatase and tensin homolog gene.

1.25    “PTEN Inhibitor” means a small molecule compound that (a) is screened or developed by or on behalf of NewLink or its Affiliates, and (b) identified by NewLink or its Affiliates [*], or by AURI pursuant to the Research Services Agreement, as binding to and inhibiting the activity of PTEN, [*]. Notwithstanding the foregoing, PTEN Inhibitor will not include any compound screened, researched, developed or commercialized by a company or entity that becomes an Affiliate of NewLink after the Effective Date of this Agreement, provided that such new Affiliate was researching, developing or commercializing such compound prior to becoming an Affiliate of NewLink and further provided that such compound is not screened, researched or developed by NewLink or AURI under this Agreement or the Research Services

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement and that such Affiliate does not use the Licensed Patents or Licensed Know-How in such screening, research, development or commercialization.

1.26    “PTEN Inhibitor Patent” means any patent or patent application owned by NewLink now or in the future which at least one claim recites the composition of matter or method of use of one or more PTEN Inhibitors, or any enantiomer, polymorph, salt form, base, acid, racemate, isomer, diastereomer, tautomer, solvate, hydrate, prodrug or ester thereof.

1.27    “PTEN Inhibitor Product” means a product that contains a PTEN Inhibitor (a) that is covered by a Valid Claim within a PTEN Inhibitor Patent; or (b) that was identified, screened or developed using any Licensed Know-How, whether or not the Licensed Know-How is subsequently published or disclosed.

1.28    “Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Royalty Bearing Product for one or more indications in a country or regulatory jurisdiction, which may include, without limitation, satisfaction of all applicable regulatory and notification requirements, and receipt of all required pricing and reimbursement approvals.

1.29     “Research Term” means the two (2) year period after the effective date of the Research Services Agreement, as such term may be renewed or extended in accordance with the terms of the Research Services Agreement; provided, however, that the Research Term shall not extend beyond the termination of this Agreement unless the Parties agree in writing that the term of a subsequent research agreement between the Parties shall be deemed to be an extension of the Research Term.

1.30    “Royalty Bearing Patent” means a Licensed Patent or PTEN Inhibitor Patent.

1.31    “Royalty Bearing Product” means a Licensed Product or PTEN Inhibitor Product.

1.32    “Royalty Term” has the meaning set forth in Section 4.3(c).

1.33    “Sublicense” means any agreement between NewLink and a Third Party that contains a grant from NewLink to such Third Party of (a) a sublicense of some or all of the rights granted to NewLink under Section 2.1 or (b) a license under the PTEN Inhibitor Patents to develop and commercialize Royalty Bearing Products in the Field in the Territory.

1.34    “Sublicense Revenue” means any revenue received by NewLink or its Affiliates from a Sublicensee pursuant to a Sublicense as consideration for a sublicense of some or all of the rights granted to NewLink under Section 2.1 or a license under a PTEN Inhibitor Patent to develop and commercialize a Royalty Bearing Product in the Field, but excluding any revenue received (a) based upon the sale of Royalty Bearing Products; (b) as consideration for equity or debt securities of NewLink or its Affiliates; (c) for research, development, manufacturing or commercialization activities undertaken by or on behalf of NewLink or its Affiliates; (d) in consideration for the license or sublicense of any intellectual property other than the Licensed Technology and PTEN Inhibitor Patents; (e) with respect to products other than Royalty Bearing Products, (f) with respect to use of Royalty Bearing Products outside the Field; (g) as a loan; (h) as reimbursement for patent or other expenses; (i) as compensation for the supply of products or materials; (j) in connection with patent enforcement activities; or (k) in connection with a change of control of NewLink.

1.35    “Sublicensee” means a Third Party that has received a Sublicense.

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.36    “[*]” means the [*] of the Research Term.

1.37    “Territory” means worldwide.

1.38    “Test Results” means all data and results of experiments and other work performed by AURI pursuant to the Research Services Agreement, including raw data, blots, instrumentation printouts, graphs, tables, analytical data and observations. For clarity, assays, methods and Materials developed by AURI pursuant to the Research Services Agreement shall be Foreground Know-How rather than Test Results.

1.39    “Third Party” means a person or entity other than AURI or NewLink or its Affiliates.

1.40    “Valid Claim” means, a claim of (a) an issued, unexpired patent which has not been held unenforceable of invalid by a court or other governmental entity of competent jurisdiction from which no appeal can or has been taken, and which has not been disclaimed, or rejected or found invalid or unenforceable in a reissue application or re-examination proceeding; or (b) a pending patent application, provided that not more than [*] years have elapsed from the date the claim takes priority for filing purposes.

ARTICLE 2

License Grant
2.1    License to NewLink. AURI hereby grants to NewLink a worldwide, exclusive, sublicensable (through multiple tiers) license, under the Licensed Technology, to make, have made, use, sell, offer to sell, export and import Royalty Bearing Products in the Field in the Territory.

2.2    Sublicenses. NewLink shall have the right to grant sublicenses through multiple tiers under any or all of the rights granted in Section 2.1 to its Affiliates and to Third Parties. Each such sublicense shall be consistent with the terms and conditions of this Agreement. In the event that AURI terminates this Agreement pursuant to Section 10.3, each sublicense granted by NewLink will survive such termination (as a direct license from AURI), subject to Section 10.4(c).

2.3    Retained Rights. AURI shall retain a non-exclusive right to (a) use the Licensed Technology for its own non-commercial research and educational purposes, (b) use the Background Know-How in collaborative research with other universities and academic institutions, (c) transfer Materials included in the Background Know-How to other universities and academic institutions pursuant to a material transfer agreement that limits the recipient’s use of such Materials (and all clones, copies, additional quantities, progeny or modified forms thereof) to non-commercial research and prohibits the recipient from transferring such Materials (and all clones, copies, additional quantities, progeny or modified forms thereof) to third parties.

2.4    Government Rights. The Licensed Patents described in Section 1.16(a) are subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204, including an obligation that products within the scope of a claim of such issued U.S. Licensed Patents sold in the United States be “manufactured substantially in the United States,” and NewLink agrees to take all reasonable action necessary on its part as licensee to enable AURI to satisfy its obligation thereunder, relating to the applicable Licensed Products, provided that AURI has provided NewLink with written notice of each such obligation AURI must

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

meet and a description of each act NewLink must take to comply with such obligation at least 90 days in advance of any required act. AURI acknowledges that Licensed Products are anticipated to be comprised of multiple technologies and agrees that only those components within the scope of the applicable Licensed Patent(s) need be manufactured substantially in the United States. At NewLink’s request and expense, AURI will take all reasonable action to obtain a waiver for such substantial manufacture requirement obligation. This Section 2.4 shall not apply to any Licensed Patents arising from the Research Services Agreement.

2.5    No Implied License. This Agreement shall not be construed to confer any rights upon NewLink by implication, estoppel, or otherwise as to any patents of AURI that are not Licensed Patents or any Information of AURI that is not Licensed Know-How.

ARTICLE 3

Technology Transfer; Development and Commercialization
3.1    Technology Transfer. Promptly following the Effective Date, AURI shall communicate to NewLink all facts and information then known to AURI comprising or relating to the Licensed Technology and shall furnish NewLink with copies of, and if reasonably requested by NewLink, physical access to the originals of, any and all documents, electronic records, photographs, models, samples and other tangible materials (other than the Materials) in AURI’s control that relate directly to the Licensed Technology. At NewLink’s request, AURI shall provide NewLink with reasonable quantities of the Materials included in the Background Know-How or Foreground Know-How; provided, however, that if AURI has any contractual obligations to a Third Party that prevent it from transferring to NewLink particular Materials included in the Background Know-How, AURI shall provide NewLink with a written notice describing such obligations in reasonable detail and AURI shall not be obligated to transfer such Materials to NewLink until NewLink or AURI has obtained those consents or other permissions that are necessary to permit AURI to transfer such Materials to NewLink without breaching such contractual obligations, provided that AURI provides NewLink with any reasonable assistance requested by NewLink for obtaining such consents or other permissions.

3.2    Development and Commercialization of Royalty Bearing Products. As between the Parties, NewLink shall have sole control, authority, and discretion (at its own cost) over the research, development, manufacture and commercialization of Royalty Bearing Products in the Field in the Territory and all regulatory matters in connection therewith.

3.3    Diligence. NewLink shall use Commercially Reasonable Efforts to bring one Royalty Bearing Product to market for use in the Field in at least one Major Market. NewLink shall be deemed to have satisfied its obligations under this Section 3.3 if (a) NewLink, together with its Affiliates and Sublicensees, [*] or (b) if subsection (a) has not been satisfied but NewLink or its Affiliate or Sublicensee [*], as appropriate, [*] one or more Royalty Bearing Products in the Field in at least one Major Market. For purposes of this Section 3.3, the efforts of each Affiliate or Sublicensee shall be considered efforts of NewLink. No later than March 31st, until the First Commercial Sale of a Royalty Bearing Product, NewLink shall submit to AURI a written annual progress report summarizing NewLink’s (or its Affiliates’ and Sublicensees’) research and development of Royalty Bearing Products and efforts toward commercialization of Royalty Bearing Products in the previous year. Each such report shall be the Confidential Information of NewLink.
article 1
ARTICLE 4

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Financial Terms

4.1    Upfront Payment. As partial consideration for the rights granted to NewLink by AURI pursuant to the terms of this Agreement, NewLink will pay to AURI a one-time upfront payment equal to One Million Dollars ($1,000,000) within [*] days after the Effective Date.

4.2    Milestone Payments. NewLink shall make the following one-time milestone payments to AURI within [*] days after the first achievement by NewLink or its Affiliates of the corresponding milestone events:

Milestone Event	Milestone Payment
First Submission of an IND for a Royalty Bearing Product	[*]
Initiation of the first Phase 2 Clinical Trial for a Royalty Bearing Product in the Field	[*]
Initiation of the first Phase 3 Clinical Trial for a Royalty Bearing Product in the Field	[*]
First Commercial Sale of a Royalty Bearing Product in the Field in the U.S.	[*]
First Commercial Sale of a Royalty Bearing Product in the Field in the EU	[*]
First Commercial Sale of a Royalty Bearing Product in the Field in Japan	[*]

Each milestone payment set forth above shall be payable only once, regardless of the number of Royalty Bearing Products that achieve the applicable milestone event. For clarity, the maximum amount payable by NewLink under this Section 4.2 is Four Million Three Hundred Thousand Dollars (US$4,300,000).
4.3    Royalties.

(a)Royalty Rate. During the Royalty Term and subject to Section 4.3(b), NewLink will pay AURI royalties on annual Net Sales at the applicable rates set forth below, which shall apply to the indicated incremental portion of such Net Sales in the applicable calendar year:

Annual Net Sales	Royalty Rate
Portion of Net Sales during a calendar year less than or equal to [*]	[*]%
Portion of Net Sales during a calendar year greater than [*] and less than or equal to [*]	[*]%
Portion of Net Sales during a calendar year greater than [*]	[*]%

(b)    Royalty Reductions.

(i)NewLink may deduct from any royalty payable to AURI under this Section 4.3 [*] of all consideration paid by NewLink or its Affiliates or Sublicensees for any rights to Third Party intellectual property necessary or useful for the identification, research, development, manufacture, use or sale of Royalty Bearing Products; provided, that under no circumstances shall the royalty payments otherwise payable to AURI pursuant to this Section 4.3 for any calendar quarter in the absence of this reduction be reduced by more than [*] as a result of this Section 4.3(b)(i). NewLink may carry forward to subsequent calendar quarters any deductions that it was not able to deduct as a result of the foregoing provision.

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)In the event that a Generic Product is sold during the Royalty Term with respect to a Royalty Bearing Product, then, beginning in the calendar quarter following the first sale of such Generic Product, the royalty payments otherwise due to AURI pursuant to this Section 4.3 with respect to Net Sales of such Royalty Bearing Product shall be reduced by [*] of what would otherwise have been due.

(iii)On a country-by-country and Royalty Bearing Product-by-Royalty Bearing Product basis, upon the expiration of the last-to-expire Valid Claim included in Royalty Bearing Patents in such country claiming such Royalty Bearing Product in such country, then payments otherwise due to AURI pursuant to this Section 4.3 with respect to Net Sales for such Royalty Bearing Product in such country shall be reduced by [*] of what would otherwise have been due.

(c)    Royalty Term. For each Royalty Bearing Product, on a Royalty Bearing Product-by-Royalty Bearing Product and country-by-country basis, NewLink’s royalty payment obligations under this Section 4.3 shall commence upon the First Commercial Sale of such Royalty Bearing Product in the Field in such country and expire upon the later of: (i) the expiration of the last-to-expire Valid Claim included in Royalty Bearing Patents in such country claiming the Royalty Bearing Product in such country; or (ii) the tenth (10th) anniversary of the First Commercial Sale of such Royalty Bearing Product in the Field in such country (“Royalty Term”).

4.4    Sublicense Revenue. NewLink shall pay AURI [*] of any Sublicense Revenue received by NewLink or its Affiliates during [*] and [*] of any Sublicense Revenue received by NewLink or its Affiliates after [*] and before the end of the Royalty Term for the applicable Royalty Bearing Product. Such payments shall be made within [*] days after the end of the calendar quarter in which the applicable Sublicense Revenue is received.

ARTICLE 5

Payments, Records, Audit
5.1    Payments. All amounts payable to AURI under this Agreement shall be paid in Dollars by check or by wire transfer to a bank account specified in writing by AURI; provided, however, the if Royalty Bearing Products are sold in a country in which conditions or legal restrictions exist which prohibit remittance of Dollars, NewLink shall have the right and option to make the royalty payment for such country by depositing the amount thereof in the currency of the country of sale at NewLink's election, to AURI’s account in a bank designated by AURI in such country

5.2    Royalty Reports and Payments. During the Royalty Term, NewLink shall prepare and deliver to AURI royalty reports of the sale of Royalty Bearing Products by NewLink, its Affiliates and Sublicensees for each calendar quarter within [*] days of the end of each such calendar quarter specifying in the aggregate and on a Royalty Bearing Product-by-Royalty Bearing Product basis: (a) total gross amounts received by NewLink, its Affiliates and Sublicensees for the sale of Royalty Bearing Products for use in the Field to Third Parties that are not licensees or sublicensees of the selling party (unless such licensee or sublicensee is the end user of such Royalty Bearing Product); (b) amounts deducted in accordance with the definition of Net Sales; (c) Net Sales; and (d) royalties payable. Royalties will be payable on a quarterly basis and any such payments shall be made within [*] days after the end of the calendar quarter during which the applicable Net Sales were received.

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.3    Exchange Rate. For Net Sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due AURI shall be made at the rate of exchange published in the Wall Street Journal, Eastern Edition on the last business day of the applicable calendar quarter.

5.4    Books and Records. NewLink shall keep accurate books and accounts of record in connection with its and its Affiliates’ sales of Royalty Bearing Products in sufficient detail to permit verification of NewLink’s payments pursuant to Section 4.3. NewLink shall contractually obligate Sublicensees to keep accurate books and accounts of records in connection with their sales of Royalty Bearing Products for which a royalty is due hereunder. NewLink shall maintain, and shall contractually obligate Sublicensees to maintain, such records for a period of [*] years from the end of the calendar quarter in which the Net Sales were received.

5.5    Audit. AURI, at its expense, through an independent, United States nationally recognized certified public accountant reasonably acceptable to NewLink, shall have the right to access NewLink’s relevant books and records for the sole purpose of verifying NewLink’s payments to AURI pursuant to Section 4.3 during any portion or all of the preceding [*] years; such access shall be conducted after reasonable prior notice by AURI to NewLink during NewLink’s ordinary business hours, shall not be more frequent than once during any calendar year and shall not include any books and records that were previously accessed pursuant to this Section 5.5. Such accountant shall execute a confidentiality agreement with NewLink in customary form and shall only disclose to AURI whether NewLink paid AURI the correct amounts pursuant to Section 4.3 during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that NewLink paid AURI less than the amount properly due and such determination is not subject to a good faith dispute, then NewLink shall promptly pay AURI an amount equal to such underpayment, and if the amount underpaid exceeds [*] of the total amount due for the audited period, NewLink shall also reimburse AURI for the reasonable, documented out-of-pocket costs of such audit. In the event such audit determines that NewLink paid AURI more than the amount properly due in respect of any quarter, then AURI shall promptly issue a refund to NewLink of such overpayment.

5.6    Withholding of Taxes. Any withholding of taxes levied by tax authorities on the payments hereunder shall be borne by AURI and deducted by NewLink, from the sums otherwise payable by it hereunder, for payment to the proper tax authorities on behalf of AURI. NewLink agrees to cooperate with AURI in the event AURI claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing AURI with receipts of payment of such withheld tax or other documents reasonably available to NewLink.

ARTICLE 6

Intellectual Property
6.1    Ownership of Inventions. NewLink shall own the entire right, title and interest in and to any and all information discovered, created, identified or made by it and its Affiliates and their respective employees, agents or independent contractors in the course of performing or exercising its rights under this Agreement, and all intellectual property rights in any of the foregoing. For clarity, Augusta University employees are not considered employees, agents, or independent contractors for purposes of this Section 6.1; provided, however, that Dr. David Munn shall be considered an independent contractor of NewLink when

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

he is providing consulting services to NewLink pursuant to his separate consulting agreement with NewLink (the “Consulting Agreement”). The Parties will make diligent efforts to identify whether particular activities performed by Dr. Munn are being performed pursuant to the Research Services Agreement or the Consulting Agreement. For the avoidance of doubt, unless the Parties agree otherwise in writing, (a) any advice provided by Dr. Munn with respect to (i) research to be performed in NewLink’s facilities (including facilities leased by NewLink from Augusta University), (ii) implementation or troubleshooting of an assay developed pursuant to the Research Services Agreement, (iii) interpretation of data arising from such an assay or (iv) an assay being developed by NewLink that does not use Background Know-How will be deemed to be performed pursuant to the Consulting Agreement and (b) any advice provided by Dr. Munn with respect to research to be performed in Dr. Munn’s laboratory at Augusta University will be deemed to be performed pursuant to the Research Services Agreement.

6.2    Prosecution of Patent Rights.

(a)    Subject to Section 6.2(b), as between the Parties, NewLink shall be responsible for and control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Royalty Bearing Patents, at NewLink’s sole expense and in its sole discretion; provided, however, that NewLink shall (i) provide AURI with a report on the status of the prosecution of the Licensed Patents on a regular basis, but not in any case less than quarterly, (ii) provide AURI with copies of all material correspondence concerning the Licensed Patents to and from any patent office in the Territory, and (iii) provide AURI with drafts of each material filing (including without limitation draft patent applications and responses to office actions and similar filings) with respect to the Licensed Patents a reasonable amount of time in advance of the anticipated filing date and reasonably consider any timely comments provided by AURI.

(b)In the event that NewLink elects to not to maintain or continue prosecution of any patent or patent application within the Licensed Patents, NewLink shall provide AURI written notice thereof at least [*] days before the applicable deadline and AURI shall have the right to assume maintenance or continued prosecution of that Licensed Patent. If AURI decides to maintain or continue prosecution of such Licensed Patent, in its sole discretion, it shall so notify NewLink in writing and NewLink shall have the right, but not the obligation, to elect to reimburse AURI for its out-of-pocket expenses for such maintenance or continued prosecution. If AURI does so maintain or continue prosecution of such Licensed Patent and NewLink elects not to reimburse AURI for its out-of-pocket expenses of such maintenance or continued prosecution, then such patent or patent application shall cease to be a Licensed Patent.

(c)NewLink may exercise any of its rights pursuant to this Section 6.2 through an Affiliate or Sublicensee.

6.3    Patent Term Extension and Supplementary Protection Certificate. As between the Parties, NewLink shall have the sole right to make decisions regarding and NewLink shall have the right to apply for, patent term extensions, in the Territory including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the Licensed Patents and with respect to the Royalty Bearing Products, in each case including whether or not to apply for such extensions or supplementary protection certificates. AURI shall provide prompt and reasonable assistance, as requested by NewLink, including by taking such action as patent holder

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as is required under any applicable law to obtain such extension or supplementary protection certificate. NewLink may exercise any of its rights pursuant to this Section 6.3 through an Affiliate or Sublicensee.

6.4    Enforcement.

(a)    Each Party shall promptly notify the other in writing of any alleged or threatened infringement of the Royalty Bearing Patents of which it becomes aware. As between the Parties, NewLink shall have the sole right, but not the obligation, to bring a suit or otherwise take action against any person or entity directly infringing, contributorily infringing or inducing infringement of any PTEN Inhibitor Patent and the first right, but not the obligation, to bring a suit or otherwise take action against any person or entity directly infringing, contributorily infringing or inducing infringement of any Licensed Patent. If NewLink fails to bring a suit or otherwise take action with respect to infringement of any Licensed Patent within [*] following receipt of notice of the alleged infringement, AURI shall have the right to bring suit or otherwise take action with respect to such infringement at its own expense and by counsel of its own choice, and NewLink shall have the right, at its own expense, to be represented in any such suit by counsel of its own choice.
(b)    Each Party shall cooperate with and provide to the Party enforcing any such rights under this Section 6.4 reasonable assistance in such enforcement, at such enforcing Party’s request and expense. AURI further agrees to join, at NewLink’s expense, any such action brought by NewLink under this Section 6.4 as a party plaintiff if required by applicable law to pursue such action. The enforcing Party under this Section 6.4 shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

(c)    Any recovery obtained by either or both of the Parties in connection with or as a result of any action to enforce any Licensed Patent, whether by settlement or otherwise, shall first be applied to reimburse the costs and expenses of the Party that brought and controlled such action and then to reimburse the costs and expenses of the other Party in connection with such action, and any amounts remaining after such reimbursement shall be retained by the Party that brought and controlled such action, except that if NewLink is the Party that brought and controlled such action, any remaining portion of such recovery that is attributable to lost sales with respect to Royalty Bearing Products shall be treated as Net Sales and subject to payment of royalties pursuant to Section 4.3.

(d)    NewLink may exercise any of its rights pursuant to this Section 6.4 through an Affiliate or Sublicensee.

ARTICLE 7

Confidentiality
7.1    Confidentiality. Information disclosed by one Party to the other Party (including pursuant to the Research Services Agreement or the confidentiality agreement between the Parties dated August 29, 2014 (the “CDA”)), whether disclosed in oral, written, graphic, or electronic form, shall be treated as “Confidential Information” of such disclosing Party under this Agreement. The terms of this Agreement, the terms of the Research Services Agreement, and the Foreground Know-How shall be deemed to be both Parties’ Confidential Information, and each Party shall have the obligations set forth in this Article 7 with respect thereto. The Test Results shall be deemed to be NewLink’s Confidential Information, and AURI shall have the obligations set forth in this Article 7 with respect thereto. Except to the extent expressly authorized by

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for [*] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party, unless the receiving Party can demonstrate by competent proof that such Confidential Information:

(a)    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)    was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)    was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

7.2    Authorized Disclosure.

(a)    Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(i)prosecute or defend litigation with respect to this Agreement; or

(ii)comply with applicable laws, governmental regulations or court orders.

(b)    Additionally, NewLink may use and disclose Confidential Information belonging to AURI to the extent such use or disclosure:

(i)    is reasonably necessary for the prosecution or enforcement of Royalty Bearing Patents or patents or patent applications relating to Royalty Bearing Products or for regulatory filings for Royalty Bearing Products;

(ii)    is pursuant to NewLink’s exercise of its license pursuant to Section 2.1; or

(iii)is to NewLink’s officers, directors, employees, consultants, contractors, or Affiliates, or potential or actual investors, acquirers, licensees, or Sublicensees, in each case who agree to be bound by customary terms of confidentiality.

(c)    Notwithstanding the foregoing Section 7.2(a), in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 7.2(a)(ii) it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and, at the request and

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

expense of the other Party, use commercially reasonable efforts to secure confidential treatment of such information.

7.3    Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including providing at least two (2) business days to review a draft redacted version of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and the filing Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that the filing Party shall ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be. Other than such obligation, neither Party (nor any of its Affiliates) shall be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange.

7.4    Publications. AURI shall have the right to publish or publicly present information included in the Licensed Technology subject to the provisions of this Section 7.4. AURI shall provide NewLink with a copy of each proposed presentation, publication or abstract disclosing Information included in the Licensed Technology at least [*] days prior to submission or presentation. NewLink may request reasonable changes or deletions be made in any proposed presentation, publication or abstract in order to protect the Licensed Patents or the Foreground Know-How that it has decided to maintain as a trade secret. AURI shall not publish or present any of NewLink’s Confidential Information without NewLink’s prior written consent and AURI shall remove any of NewLink’s Confidential Information from any proposed presentation, publication or abstract upon the request of NewLink. AURI agrees to delay any proposed public disclosure for up to [*] days in order to allow NewLink to file patent applications protecting the information disclosed in such public disclosure.

7.5    Press Release. NewLink shall have the right to issue a press release or make a public announcement concerning this Agreement or the subject matter hereof without the prior written consent of AURI, provided that NewLink provides AURI with a copy of such press release or public announcement in advance of its issuance or publication for AURI’s review and comment.

ARTICLE 8

Representations And Warranties
8.1    Representations and Warranties of NewLink. NewLink hereby represents and warrants to AURI that, as of the Effective Date:

(a)    Corporate Existence and Power. NewLink is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement.

(b)    Authority and Binding Agreement. (i) NewLink has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) NewLink has taken all necessary authorized action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

on behalf of NewLink and constitutes a legal, valid and binding obligation that is enforceable against it in accordance with its terms.

8.2    Representations and Warranties of AURI. AURI hereby represents and warrants, as of the Effective Date, AURI and covenants as follows:

(a)    Corporate Existence and Power. AURI is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement.

(b)    Authority and Binding Agreement. (i) AURI has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) AURI has taken all necessary authorized action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of AURI and constitutes a legal, valid and binding obligation that is enforceable against it in accordance with its terms.

(c)    Licensed Technology. Except for any rights of the U.S. government with respect to the patent application listed on Exhibit B, AURI is the sole owner of the entire right, title and interest in and to all patents, patent applications and other intellectual property rights within the Licensed Technology. AURI has the full and legal rights and authority to license to NewLink the Licensed Technology.

(d)    No Conflict. AURI has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to NewLink under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to NewLink under this Agreement, or that would otherwise materially conflict with or adversely affect NewLink’s rights under this Agreement. AURI’s performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party. As of the Effective Date, AURI is not aware of any action, suit, inquiry or investigation instituted by any Third Party that threatens the validity of this Agreement.

(e)    No Claims. Except for (i) any rights of the U.S. government with respect to the patent application listed on Exhibit B and (ii) the rights of academic researchers to use Materials included in the Background Know-How in non-commercial research in accordance with the terms of the material transfer agreement pursuant to which AURI provided such Materials, no Third Party has any license, option or other rights or interest in or to the Licensed Technology or any part thereof. As of the Effective Date, there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Licensed Technology or any part thereof, and AURI has not received, nor is it aware of, any claims or allegations that a Third Party has any right or interest in or to any patent or patent application in the Licensed Patents or that any of such patents or patent applications are invalid or unenforceable.

8.3    Disclaimers. Except as otherwise set forth in this Agreement, neither Party makes, and each Party hereby disclaims, any and all representations and warranties of any kind, express or implied, with respect to the subject matter of this Agreement, including without limitation warranties of merchantability, fitness for a particular purpose and non-infringement and any warranty arising out of prior course of dealing and usage of trade.

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 9

Indemnification
9.1    Indemnification by NewLink. NewLink hereby agrees to indemnify, defend and hold harmless AURI, its officers, directors and employees and their successors, heirs and assigns (collectively, the “AURI Indemnitees”) from and against all liabilities, damages, expenses or loss, including reasonable legal expenses and attorneys’ fees, resulting directly from Third Party suits, claims, actions, proceedings and demands against a AURI Indemnitee arising from: (a) NewLink’s or its Affiliates’ or Sublicensees’ research, development, manufacturing, use, marketing or sale of Royalty Bearing Products, practice of the Licensed Technology or use of the Test Results; or (b) NewLink’s negligence, recklessness, intentional misconduct or breach of any obligation, representation, warranty or covenant in this Agreement or the Research Services Agreement.

9.2    Procedure. To be eligible to be indemnified as described in Section 9.1, each of the AURI Indemnitees seeking to be indemnified shall provide NewLink with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Section 9.1 and the exclusive ability to defend such claim (with the reasonable cooperation of AURI Indemnitee(s)). Each AURI Indemnitee shall have the right to retain its own counsel, at its own expense, if representation by the counsel of NewLink would be inappropriate due to actual or potential differing interests between such AURI Indemnitee(s) and NewLink. Neither the AURI Indemnitee(s) nor NewLink shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought without the prior written consent of the other (not to be unreasonably withheld or delayed); provided however, that NewLink shall have the right to settle or compromise any claim for losses without such prior written consent if the settlement or compromise provides for a full and unconditional release of the AURI Indemnitee(s) and is not materially prejudicial to any AURI Indemnitee’s rights. NewLink’s obligation to indemnify the AURI Indemnitee(s) pursuant to Section 9.1 shall not apply to the extent of any losses (a) that arise from the negligence, recklessness, or intentional misconduct of any AURI Indemnitee; or (b) that arise from the breach by AURI of any obligation, representation, warranty or covenant in this Agreement or the Research Services Agreement.

9.3    Responsibility of AURI. AURI shall be responsible for its own acts in connection with this Agreement, including its negligence, recklessness or intentional misconduct and its breach of any obligation, representation, warranty or covenant in this Agreement.

ARTICLE 10

Term; Termination

10.1    Term. The term of this Agreement shall commence upon the Effective Date and shall expire upon the expiration of all royalty obligations under Section 4.3, unless terminated earlier pursuant to this Article 10. After the expiration of the Royalty Term for a Royalty Bearing Product in a particular country, the license to NewLink under Section 2.1 with respect to such Royalty Bearing Product in such country shall be deemed to be fully-paid, perpetual and irrevocable.

10.2    Termination by NewLink. NewLink may terminate this Agreement at will upon thirty (30) days prior written notice to AURI.

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.3    Termination for Material Breach.

(a)    Subject to Section 10.3(b), if either Party is in material breach or default of any of its obligations hereunder, the non-breaching Party may give written notice to the breaching Party reasonably describing the events or circumstances related to the alleged breach or default, and in the event the breaching Party fails to cure such material breach or default within [*] after receipt of such notice (or in the event that such breach is not capable of cure within such [*] period, fails to commence to cure such breach within such period and thereafter to prosecute such cure diligently to completion), the non-breaching Party shall have the right to terminate this Agreement by giving written notice to the breaching Party to such effect. Notwithstanding the foregoing, a Party shall have the right to terminate this Agreement pursuant to this Section 10.3(a): (i) with respect to an individual Royalty Bearing Product or country only, if the other Party’s material breach giving rise to such termination right relates only to such Royalty Bearing Product or country, or (i) in its entirety only if such material breach fundamentally frustrates the objectives or transactions contemplated by this Agreement taken as a whole.

(b)    If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 10.3(a), and such alleged breaching Party provides the other Party notice of such dispute within [*] after receipt of such notice, then the non-breaching Party shall not have the right to terminate this Agreement under Section 10.3(a) unless and until (i) the dispute resolution process in Section 11.2 has finally determined that the alleged breaching Party has materially breached the Agreement and (ii) such Party fails to cure such breach within [*] following such final decision (or in the event that such breach is not capable of cure within such [*] period, fails to commence to cure such breach within such period and thereafter to prosecute such cure diligently to completion). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

10.4    Results of Termination.

(a)    Accrued Obligations; Survival. Termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereto to the extent it is expressly stated to survive such termination. The following provisions shall survive any expiration or termination of this Agreement for a period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 9, 11 and 12 and Sections 5.4, 5.5, 6.1 (solely with respect to the first sentence), 7.1, 7.2, 7.4, 7.5, 8.3, 10.1 and 10.4. For clarity, the 10 year period noted in Section 7.1 shall commence on the effective date of expiration or termination of this Agreement.

(b)    PTEN Inhibitor Milestone and Royalty Obligations. NewLink’s obligation to make milestone and royalty payments to AURI pursuant to Section 4.2 and 4.3 with respect to PTEN Inhibitor Products will not be extinguished by an early termination of the Agreement (other than termination for AURI’s uncured material breach) but will instead continue, on a PTEN Inhibitor Product by PTEN Inhibitor Product and country by country basis, until the later of (i) expiration of the last-to-expire Valid Claim within the PTEN Inhibitor Patents that covers such PTEN Inhibitor Product in the country in which the PTEN Inhibitor Product is sold and (ii) ten (10) years following First Commercial Sale of such PTEN Inhibitor Product in such country. After the early termination of this Agreement, AURI shall not enforce, or permit or assist any other person or entity to enforce, the Licensed Patents or Licensed Know-How against NewLink, its Affiliates

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or Sublicensees with respect to any PTEN Inhibitor Product for which NewLink has made all milestone and royalty payments owed, at the time in question, pursuant to the preceding sentence.

(c)    Sublicense Survival. Upon termination of this Agreement by AURI pursuant to Section 10.3, each sublicense granted by NewLink pursuant to Section 2.2 that is in force at the time of such termination shall survive such termination provided that such Sublicensee pays to AURI all amounts that NewLink would have been obligated to pay to AURI pursuant to (i) Section 4.3 on account of Net Sales by such Sublicensee after such termination and (ii) Section 4.4 on account of Sublicense Revenue paid by such Sublicensee to NewLink after such termination.

ARTICLE 11
Governing Law; Dispute Resolution
11.1    Governing Law. This Agreement shall be governed by the laws of the State of Georgia, without giving effect to any conflicts of laws principles that would require the application of other law.

11.2    Dispute Resolution. The Parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction or its actual or alleged breach, by face-to-face negotiations between representatives of each Party. Should such negotiations fail to resolve the matter within [*] following a written request for such negotiations by either Party to the other Party, each Party shall have the right to pursue any remedies available to it at law or in equity.

11.3    Conflicts with Other Agreements. In the event a conflict arises between a provision or requirement between this Agreement and the Research Services Agreement, the provisions of this Agreement shall govern.
ARTICLE 12

General Provisions

12.1    Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified mailed addressed to the signatory to whom such notice is required or permitted to be given and transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when received by fax confirmation or mail delivery confirmation.
All notices to NewLink shall be addressed as follows:
NewLink Genetics Corporation
2503 South Loop Drive
Suite 5100
Ames, Iowa 50010
Attn: Chief Financial Officer
Fax: 515-296-5557

with copies to (which copies shall not constitute notice):
NewLink Genetics Corporation
2503 South Loop Drive

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Suite 5100
Ames, Iowa 50010
Attn: Chief Executive Officer
Fax: 515-296-5557

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attn: Marya A. Postner, Ph.D.
Fax: 650-849-7400

All notices to AURI shall be addressed as follows:
Sarah J. White
Executive Director
Augusta University Research Institute, Inc.
Augusta University
CJ-3301, 1120 15th Street
Augusta, GA 30912-4810

with a copy to (which copy shall not constitute notice):
Office of Innovation Commercialization
Augusta University
Attn: Director
1120 15th Street, CA-2123
Augusta, Georgia 30912-4810

Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.
12.2    Force Majeure. No Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

12.3    Entirety of Agreement. This Agreement and the Research Services Agreement set forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them (including the CDA), and no Party shall be bound by any representation other than as expressly stated in this Agreement. The Agreement may be amended only by a written instrument signed by authorized representatives of each of the Parties.

12.4    Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

12.5    Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative of agent of another, nor shall any Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

12.6    Severance. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties’ original interest.

12.7    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that NewLink may make such an assignment or transfer without AURI’s consent to NewLink’s Affiliates or to the successor to all or substantially all of the business of NewLink to which this Agreement relates (whether by merger, acquisition, sale of stock, sale of assets or otherwise). Any permitted assignment shall be binding on the successors, heirs and assigns of the assigning Party. Any assignment or attempted assignment by a Party in violation of the terms of this Section 12.7 shall be null and void.

12.8    Limitation of Liability. Except with respect to indemnity obligatIons as set forth in ARTICLE 9 and to breachES of the confidentiality obligations in ARTICLE 7, in no event shall either Party be liable to the other party for incidental, consequential, indirect, punitive or special damages arising out of or related to this Agreement, however caused, under any theory of liability, even if advised of the possibility of such damages.

12.9    Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

12.10    English Language. All notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement

12.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

Signature Page to Follow

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties hereto have duly executed this License Agreement on the Effective Date.
NewLink Genetics Corporation    Augusta University Research Institute, Inc.
/s/ Charles Link                 /s/ Sarah White
Name:    Charles Link                 Name: Sarah White
Title:     Chief Executive Officer         Title:     Executive Director

READ AND UNDERSTOOD:

By:    _/s/ David Munn___________________
Name:    David H. Munn, M.D.

Signature Page of License Agreement

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Licensed Know-How

Exhibit 10.09
[*]  Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

Patent Application

[*]